ADVANCE NANOTECH ANNOUNCES STRATEGIC FOCUS ON
HOMELAND SECURITY AND THE DISPLAY INDUSTRY
FOLLOWING PORTFOLIO REVIEW

Renewed Agreement with Financing Partner to Provide Financial Resources for a Further Sixteen Months

New York City - August 14, 2006 - Advance Nanotech, Inc., (OTC BB:AVNA.OB - News), the premier provider of financing and support services to drive the commercialization of nanotechnology products for homeland security and display technologies, today announced that it has completed a portfolio review with the intention to unify its business within two discrete operating divisions. In line with the portfolio review, the Company today announced that it has agreed on renewed terms on its line of credit with Jano Holdings. A budget has been agreed with Jano Holdings to provide financial capital to support the company for a further 16 months.

“What we are announcing today is a strategic realignment that more aptly leverages the strengths of our existing portfolio and aims to provide the greatest value to our shareholders, employees, partners and customers. Advance Nanotech has operated as a fully diversified portfolio for two years, today we are shifting our corporate strategy to focus our resources into specific operating divisions,” said Magnus Gittins, CEO of Advance Nanotech. “Having completed a detailed review we believe that the Company currently possesses a critical mass of technologies in two core areas of activity; Homeland Security and Displays. Approximately ninety percent of our existing portfolio can be grouped within these two divisions.”

Advance Nanotech’s new Homeland Security Division will include thirteen related nanotechnologies providing solutions across two application areas: CBRNE Detection (Chemical, Biological, Radiation, Nuclear, and Explosive), and Wireless Monitoring for cognitive awareness, triage and first response therapy. According to Fredonia, the market opportunity for chemical sensing in the United States alone is worth $5.4 billion. Technologies within this division include the Owlstone Nanotech chemical sensor and wireless technologies for simultaneous event detection and low-power transmission. This division launched its first product earlier this year and has a customer base across the defense and industrial process control industries.

Advance Nanotech’s new Display Division will include seven related nanotechnologies providing nano-enabled materials and devices across three display applications areas: flat panel and projection displays, plastic electronics and flexible displays. According to iSuppli, the plasma, liquid crystal and flat panel television display market in 2005 was worth $37 billion with a Compound Annual Growth Rate (CAGR) of 46 percent. The combined portfolio of technologies will aim to serve current unmet technology needs while at the same time unlocking new display market opportunities in areas such as non-consumer large area projection displays, a $10 billion market in 2005 with a CAGR of 27 percent. Plastic electronics, including flexible display applications, has the potential to create a true disruption in the semiconductor industry as well as the consumer electronics market in the next five to ten years. According to IDTechEx, Advance Nanotech's technologies stand to address a very large market projected to be worth $30 billion in 2015 and $250 billion in 2025. Technologies within the display division include NanoFED, a field emission display technology.

Commenting on the planned realignment, Thomas Finn, the Company’s Chief Financial Officer, said, “Advance Nanotech has made great progress over the last two years in advancing potentially game-changing nanotechnologies. Our partnerships with leading universities and governments have laid the foundation for success. The Company is listening to the market demands for nanotechnology, and is taking the appropriate steps to mature into an operating company that can meet those specific demands. This enables us to leverage our university programs to add depth and a product pipe-line to our ‘anchor’ investments and, in doing so, create operating divisions with substantial competitive advantage.”

About Advance Nanotech, Inc.
Advance Nanotech commercializes nanotechnology products across a range of industries including homeland security, display technology and medical devices.

We identify patented, patent-pending and proprietary technologies at leading universities and fund the additional development of such technologies in exchange for the exclusive rights to commercialize any resulting products. By partnering with universities and leveraging the infrastructure and multi-disciplinary human resources of our university partners, we reduce our cost base and mitigate risk.

After prototypes are proven within the lab and we develop a product roadmap and business plan, we form majority owned subsidiaries around the specific technology. We seek to return value to our shareholders through the sale or licensing of the technology, by securing additional financing for the subsidiary from either the venture capital community or the capital markets, or by successfully executing our business plan and consolidating its income as the majority shareholder. For more information on Advance Nanotech, please visit www.advancenanotech.com.